EXHIBIT 10.9

FIFTH AMENDMENT TO THE
ST. JUDE MEDICAL, INC. MANAGEMENT SAVINGS PLAN

THIS INSTRUMENT, amending the St. Jude Medical, Inc. Management Savings Plan as restated effective January 1, 2008 (the “Plan”) is adopted by St. Jude Medical, Inc., a Minnesota corporation, (the “Company”) and is effective as of January 1, 2015, except as otherwise noted below.

RECITALS

WHEREAS, the Company has heretofore established and maintains the Plan as a nonqualified deferred compensation plan which has been amended from time to time; and

WHEREAS, under Section 11.3 of the Plan, the Plan Administration Committee is authorized to adopt certain changes to the design of the Plan, and the Committee approved the changes set forth in Sections 2 and 3 below by written action dated effective October 3, 2014; and

WHEREAS, the Plan Administration Committee desires to adopt this Instrument to document the changes and to make further design changes to the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The definition of “Eligible Compensation” in Article 1 of the Plan is amended to delete the exclusions in items (1) and (2) and to renumber the remaining exclusion items accordingly.

2.	Article 1 of the Plan is amended, effective as of December 1, 2014, to add alphabetically the following new definitions:

(1)	“Employment Commencement Date” means the date upon which a Participant first performs one hour of service as an employee for the Company or an Affiliate.

(2)
“Period of Service” means the measure of a Participant’s employment with the Company and any Affiliate which is equal to the period commencing on the Participant’s Employment Commencement Date or Reemployment Commencement Date, as appropriate and ending on the Participant’s next following Severance Date and stated in years and months and days where 30 days equals one month and 365 days equals one year; provided, however:

(1)
unless some or all of a Participant’s service may be disregarded pursuant to other rules of this Plan, all discontinuous Periods of Service shall be aggregated in determining the total of a Participant’s Period of Service;

(2)
if a Participant quits, is discharged or retires from service with the Company and all Affiliates and performs an hour of service as an Employee within the 12 months following the Severance Date, that Period of Severance shall be deemed to be a Period of Service; and

(3)
if a Participant severs from service with the Company and all Affiliates by reason of a quit, a discharge or retirement during the first 12 months of an absence from service for any reason other than a quit, a discharge, retirement or death and then performs an hour of service within the 12 months following the date on which the Participant was first absent from service, the Period of Severance shall be deemed to be a Period of Service.

(3)
“Period of Severance” means the period of time commencing on a Participant’s Severance Date and ending on the date on which that Participant next again performs an hour of service as an employee for the Company or an Affiliate. A Period of Severance shall be stated in years and months and days, where 30 days equals one month and 365 days equals one year.

(4)
“Reemployment Commencement Date” means the date upon which a Participant first performs an hour of service as an employee for the Company or an Affiliate following a Period of Severance that is not deemed to be a Period of Service.

(5)	“Severance Date” means the earlier of:

(1)	the date upon which a Participant ceases to perform any services as an employee for the Company and all Affiliates as a result of a quit, discharge, retirement or death; or

(2)
the date which is the first anniversary of the first day of a period in which a Participant remains continuously absent from service (with or without pay) with the Company and all Affiliates for any reason other than a quit, a discharge, retirement or death, such as vacation, holiday, sickness, Disability, leave of absence or layoff.

3.
Effective as of November 1, 2014, the definition of Year of Service in Article 1 and all references in the Plan to Year of Service are deleted and replaced with “Year of Vesting Service,” which shall be defined as follows:

“Year of Vesting Service” means a Period of Service of 12 months and will include any Period of Severance of less than 12 consecutive months. Notwithstanding any provision of this Plan that may be construed to the contrary, for purposes of this definition, the Compensation Committee may, in its sole and absolute discretion, deem a Participant to be credited with a Year of Vesting Service.

4.	Section 5.1 of the Plan is amended to replace the second sentence to read as follows:

“The allocation of such amounts shall be made and allocated as provided in Section 5.2(d) among Measurement Funds in accordance with the elections made by Participants as provided in Section 5.2, and if no such Measurement Funds have been selected for purposes of adjustment of amounts credited to the Account or Accounts of the Participant, then such amounts shall be allocated to the default fund approved by the Plan Administration Committee.”

5.	Section 5.2(d)(2) and (3) of the Plan are amended to read as follows:

“(2)
the portion of the amounts credited to an Account or Accounts of a Participant during any day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, as soon as administratively feasible following the day on which such amounts were actually deferred or credited to the Account or Accounts of the Participant at the closing price on such date; and

(3)
any distribution made to a Participant that decreases the Account or Accounts of the Participant ceases being an investment in the Measurement Fund(s), in the percentages applicable to such day, no later than seven business days prior to the distribution, at the closing price on such date.”

6.	Section 7.2(a) of the Plan is amended to replace the fifth sentence with the following:

“The amount of each installment payment shall be determined by dividing (x) by (y), where (x) equals the Account balance as of the valuation date and (y) equals the remaining number of installment payments.”

7.	Section 7.2(e) of the Plan is amended to add a new sentence at the end thereof to read:

“The amount of the emergency payment shall be subtracted from the Participant’s Accounts in the following order: (1) first from any Accounts subject to Section 7.8, beginning with the Specified Date Account with the latest payment commencement date; (2) then from any Accounts subject to Section 7.2(d), beginning the Account with the latest payment commencement date; (3) then from any Accounts subject to Section 7.7, beginning with the Account with the longest payment period; and (4) finally from the Accounts subject to Section 7.2(a), beginning with the Account with the longest payment period.”

8.	Section 7.2(f) of the Plan is amended in its entirety to read as follows:

(f)
“Notwithstanding anything to the contrary in the Plan or in a Participant payment election, a distribution under Section 7.1(a) and Section 7.7 to a Participant who, on the date of Separation from Service is a Specified Employee, shall be made or begin in the first calendar quarter that begins six months after the Participant’s Separation from Service (or, if earlier, the Specified Employee’s death). This limitation applies regardless of the Participant’s status as a Specified Employee on any other date including the next Specified Employee effective date had the Participant continued to render services through such date. The Participant’s Accounts shall continue to be adjusted as provided in Section 5.2.”

9.	Except as set forth in this Instrument, the Plan, as restated and amended, shall remain in full force and effect.

IN WITNESS WHEREOF, St. Jude Medical, Inc. has caused this Fifth Amendment to the Plan to be executed by its authorized officer, effective as of the dates specified herein.

ST. JUDE MEDICAL, INC.

Date	December 5, 2014	By	/s/ Angela Craig
		Its	VP, Global Human Resources